Exhibit 3.1
GITLAB INC.
RESTATED CERTIFICATE OF INCORPORATION
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
GitLab Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:
1.    The name of this corporation is GitLab Inc. This corporation was originally incorporated pursuant to the General Corporation Law on September 10, 2014 under the name GitLab Inc. and the original Certificate of Incorporation was filed by the corporation with the Secretary of State of Delaware on September 10, 2014.
2.    The Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Sixth Amended and Restated Certificate of Incorporation of this corporation, as amended, (the “Prior Restated Certificate”) in its entirety, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows.
RESOLVED, that the Prior Restated Certificate be amended and restated in its entirety to read as set forth on Exhibit A (the “Restated Certificate”) attached hereto and incorporated herein by this reference.
3.    Exhibit A referred to in the resolution above is attached hereto as Exhibit A and is hereby incorporated herein by this reference. This Restated Certificate was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.
4.    This Restated Certificate, which amends and restates in their entirety the provisions of this corporation’s Prior Restated Certificate, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.
IN WITNESS WHEREOF, this Restated Certificate has been executed by a duly authorized officer of this corporation on this tenth day of September, 2019.

By:	/s/ Sytse Sijbrandij
Sytse Sijbrandij
Chief Executive Officer

EXHIBIT A
GITLAB INC.
RESTATED CERTIFICATE OF INCORPORATION
ARTICLE I:    NAME.
The name of this corporation is GitLab Inc. (the “Corporation”).
ARTICLE II:    REGISTERED OFFICE.
The address of the registered office of the Corporation in the State of Delaware is 9 E. Loockerman St., Suite 311, City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Registered Agent Solutions, Inc.
ARTICLE III:    PURPOSE.
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
ARTICLE IV:    AUTHORIZED SHARES.
The Corporation shall be authorized to issue three classes of capital stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 405,959,227, consisting of (a) 163,000,000 shares of Class A Common Stock, $0.0000025 par value per share (“Class A Common Stock”) (b) 163,000,000 shares of Class B Common Stock, $0.0000025 par value per share (“Class B Common Stock” and together with the Class A Common Stock, “Common Stock”), and (c) 79,959,227 shares of Preferred Stock, $0.0000025 par value per share (“Preferred Stock”), which shall be divided into series consisting of (i) 538,792 shares of “Series Safe A1 Preferred Stock,” (ii) 5,111,668 shares of “Series Safe A2 Preferred Stock,” (iii) 1,600,128 shares of “Series Safe A3 Preferred Stock,” (iv) 12,393,248 shares of “Series A Preferred Stock,” (v) 21,108,712 shares of “Series B Preferred Stock,” (vi) 12,281,920 shares of “Series C Preferred Stock,” (vii) 12,511,908 shares of “Series D Preferred Stock” and (viii) 14,412,851 shares of “Series E Preferred Stock.”
The following is a statement of the designations and the rights, powers and privileges, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.
A.    COMMON STOCK
The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the Common Stock. Unless otherwise indicated, references to “Sections” in this Part A of this Article IV refer to sections of this Part A.
1.    General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Preferred Stock set forth herein.
2.    Voting. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held by such holder and each holder of Class B Common Stock is entitled to ten votes for each share of Class B Common Stock held by such holder. Unless required by law, there shall be no cumulative voting. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Restated Certificate) the affirmative vote or written consent of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote (subject to Article IV Part B Section 3.3 hereof), irrespective of the provisions of Section 242(b)(2) of the General Corporation Law and without a separate class vote of the holders of the Class A Common Stock or Class B Common Stock.
3.    Dividends. Dividends and other distributions may be declared and paid on shares of the Common Stock from funds lawfully available therefor as and when determined by the Corporation’s Board of Directors (the “Board”) and subject to applicable law and any preferential dividend, distribution or other rights of the holders of any then outstanding series of Preferred Stock. Without the affirmative vote or written consent of the holders of Class A Common Stock representing a majority of the voting power of the outstanding shares of Class A Common Stock, voting separately as a single class, and the affirmative vote or written consent of the holders of Class B Common Stock representing a majority of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class, the Corporation may not declare and pay any dividends or make other distributions with respect to any class of Common Stock unless at the same time the Corporation declares and pays a ratable dividend or makes a ratable distribution with respect to each outstanding share of Common Stock, regardless of class. For purposes of the preceding sentence, dividends or other distributions payable in (i) shares of a class of Common Stock; (ii) voting securities of the Corporation or voting securities of any entity that is a wholly owned subsidiary of the Corporation (“Voting Securities”); or (iii) securities (including options, warrants or other rights) convertible into, or exercisable or exchangeable for, Voting Securities (“Exchangeable Securities”) shall be deemed ratable if, and only if:
3.1    In the case of dividends or other distributions payable in shares of a class of Common Stock, (i) only shares of Class A Common Stock are distributed with respect to Class A Common Stock; (ii) only shares of Class B Common Stock are distributed with respect to Class B Common Stock; and (iii) the number of shares of Class A Common Stock payable on each share of Class A Common Stock pursuant to such dividend or other distribution is equal to the number of shares of Class B Common Stock payable on each share of Class B Common Stock pursuant to such dividend or other distribution;
3.2    In the case of dividends or other distributions payable in Voting Securities, either (x) such dividend or other distribution is identical with respect to each class of Common Stock and is approved by the affirmative vote or written consent of the holders of Class B Common Stock representing a majority of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class; or (y) (i) such Voting Securities are identical with respect to each class of Common Stock in all respects except as provided in subsections (ii), (iii) and (iv) of clause (y) of this Section 3.2; (ii) the voting rights of such Voting Security paid to the holders of Class A Common Stock are substantially similar to those of the Class A Common Stock; (iii) the voting rights of such Voting Security paid to the holders of Class B Common Stock are substantially similar to those of the Class B Common Stock; (iv) such Voting Security paid to the holders of Class B Common Stock is convertible into the Voting Security paid to the holders of Class A Common Stock upon terms and conditions that are substantially similar to the terms and conditions applicable to the conversion of Class B Common Stock into Class A Common Stock; and (v) the number of such Voting Securities payable on each share of Class A Common Stock pursuant to such dividend or other distribution is equal to the number of such Voting Securities payable on each share of Class B Common Stock pursuant to such dividend or other distribution; and

3.3    In the case of dividends or other distributions payable in Exchangeable Securities, either (x) such dividend or other distribution is identical with respect to each class of Common Stock and is approved by the affirmative vote or written consent of the holders of Class B Common Stock representing a majority of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class; or (y) (i) such Exchangeable Securities are identical with respect to each class of Common Stock in all respects except as provided in subsections (ii), (iii) and (iv) of clause (y) of this Section 3.3; (ii) the voting rights of each Voting Security underlying the Exchangeable Security paid to the holders of Class A Common Stock are substantially similar to those of the Class A Common Stock; (iii) the voting rights of each Voting Security underlying the Exchangeable Security paid to the holders of Class B Common Stock are substantially similar to those of the Class B Common Stock; (iv) each Voting Security underlying the Exchangeable Security paid to the holders of Class B Common Stock is convertible into the Voting Security underlying the Exchangeable Security paid to the holders of Class A Common Stock upon terms and conditions that are substantially similar to the terms and conditions applicable to the conversion of Class B Common Stock into Class A Common Stock; and (v) the number of such Exchangeable Securities payable on each share of Class A Common Stock pursuant to such dividend or other distribution shall be equal to the number of such Exchangeable Securities payable on each share of Class B Common Stock pursuant to such dividend or other distribution.
4.    Redemption. Subject to Article IX of this Restated Certificate, the Common Stock is not redeemable at the option of the holder.
5.    Conversion.
5.1    Right to Convert.
5.1.1    Conversion. Each share of Class B Common Stock shall be convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into one fully-paid, nonassessable share of Class A Common Stock.
5.1.2    Notice of Conversion. In order for a holder of Class B Common Stock to voluntarily convert shares of Class B Common Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates for such shares of Class B Common Stock (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Class B Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Class B Common Stock represented by such certificate or certificates (and, if applicable, any event on which such conversion is contingent (a “Contingency Event”). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice (or, if later, the date on which all Contingency Events have occurred) shall be the time of conversion, and the shares of Class A Common Stock issuable upon conversion of the shares represented by such certificate (or indicated for conversion) shall be deemed to be outstanding of record as of such time. The Corporation shall, as soon as practicable after the time of conversion, issue and deliver to such holder of

Class B Common Stock, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Class A Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Class B Common Stock represented by the surrendered certificate that were not converted into Class A Common Stock.
5.1.3    Effect of Voluntary Conversion. All shares of Class B Common Stock that shall have been surrendered for conversion as herein provided shall, as of the time of such conversion, no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Class B Common Stock so converted shall be retired and cancelled and may not be reissued.
5.2    Mandatory Conversion
5.2.1    Automatic Conversion. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one fully-paid, nonassessable share of Class A Common Stock immediately prior to the close of business on the earlier of the date (a) that is ten (10) years from the Registration Date, (b) of the death or Permanent Disability of the Founder, (c) on which the outstanding shares of Class B Common Stock represent less than five percent (5%) of the aggregate number of shares of Common Stock then outstanding or (d) specified by the affirmative vote or written consent, on or after the Registration Date, of the holders of Class B Common Stock representing not less than two-thirds (2/3) of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class (each of the events referred to in (a)-(d) are referred to herein as a “Class B Common Stock Automatic Conversion Event”).
5.2.2    Notice and Effect of Conversion. The Corporation shall provide notice of a Class B Common Stock Automatic Conversion Event pursuant to this Section 5.2 to record holders of such shares of Class B Common Stock as soon as practicable following the Class B Common Stock Automatic Conversion Event. Such notice shall be provided by any means then permitted by the General Corporation Law; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Class B Common Stock Automatic Conversion Event. Upon and after the Class B Common Stock Automatic Conversion Event, the person registered on the Corporation’s books as the record holder of the shares of Class B Common Stock so converted immediately prior to the Class B Common Stock Automatic Conversion Event shall be registered on the Corporation’s books as the record holder of the shares of Class A Common Stock issued upon conversion of such shares of Class B Common Stock, without further action on the part of the record holder thereof. Immediately upon the effectiveness of the Class B Common Stock Automatic Conversion Event, the rights of the holders of shares of Class B Common Stock as such shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.
5.3    Conversion on Transfer. On or after the Registration Date, each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one fully-paid, nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock.
5.3.1    Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Restated Certificate or the Corporation’s bylaws (the “Bylaws”), relating to the conversion of shares of Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not furnish sufficient (as determined by the Board) evidence to the Corporation (in the manner provided in the request) within ten (10) days after the date of such request to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any written consent and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.
5.3.2    Definitions.
(a)    “Direct Listing Date” shall mean the date of the effectiveness of the registration statement filed under the Securities Act relating to a Direct Listing.
(b)    “Family Member” shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted while a minor.
(c)    “Founder” shall mean Sytse Sijbrandij.
(d)    “IPO Date” shall mean the date of the effectiveness of the registration statement filed under the Securities Act relating to the IPO.
(e)    “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
(f)    “Permanent Disability” shall mean an event that results in the Founder’s inability to perform the material duties of his employment by reason of any medically determinable physical or mental impairment that can be expected to result in death within 12 months or can be expected to last for a continuous period of not less than 12 months, as determined by a licensed physician jointly selected by a majority of the Independent Directors and the Founder. If the Founder is incapable of selecting a licensed physician, then the Founder’s spouse shall make the selection on behalf of the Founder, or in the absence or incapacity of the Founder’s spouse, the Founder’s parents shall make the selection on behalf of the Founder, or in the absence of parents of the Founder, a natural person then acting as the successor trustee of a revocable living trust which was created by the Founder and which holds more shares of all classes of capital stock of the Company than any other revocable living trust created by the Founder shall make the selection on behalf of the Founder, or in absence of any such successor trustee, the legal guardian or conservator of the estate of the Founder shall make the selection on behalf of the Founder. In the event that the parties are unable to mutually agree upon any such licensed physician, each shall select a licensed physician, both of whom shall mutually select a third licensed physician to make the determination. Unless an objection is made by a party within 30 days of the licensed physician’s determination, the Founder will be deemed to have suffered a Permanent Disability as of the date of the determination. In the event a timely objection is made to the determination that Founder has suffered a Permanent Disability, no Permanent Disability will be deemed to have occurred unless and until an affirmative ruling regarding such Permanent Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.
(g)    “Permitted Entity” shall mean with respect to a Qualified Stockholder: (i) a Permitted Trust solely for the benefit of (A) such Qualified Stockholder, (B) one or more Family Members of such Qualified Stockholder, or (C) any other Permitted Entity of such Qualified Stockholder; or (ii) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (A) such Qualified Stockholder; (B) one or more Family Members of such Qualified Stockholder; or (C) any other Permitted Entity of such Qualified Stockholder.
(h)    “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:
(i)    by a Qualified Stockholder to (A) one or more Family Members of such Qualified Stockholder, (B) any Permitted Entity of such Qualified Stockholder, or (C) to such Qualified Stockholder’s revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder; or
(ii)    by a Permitted Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, or (B) any other Permitted Entity of such Qualified Stockholder.
(i)    “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Permitted Transfer.
(j)    “Permitted Trust” shall mean a bona fide trust where each trustee is (i) a Qualified Stockholder, (ii) a Family Member or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.
(k)    “Qualified Stockholder” shall mean: (i) the record holder of a share of Class B Common Stock as of the Registration Date; (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Registration Date pursuant to the exercise or conversion of any Option or Convertible Security that, in each case, is outstanding as of the Registration Date; (iii) each natural person who, prior to the Registration Date, Transferred shares of capital stock of the Corporation to a Permitted Entity that is or becomes a Qualified Stockholder; (iv) each natural person who Transferred shares of, or equity awards for, Class B Common Stock (including any Option exercisable or Convertible Security exchangeable for or convertible into shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder; and (v) a Permitted Transferee.
(l)    “Registration Date” shall mean: either the IPO Date or the Direct Listing Date.
(m)    “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 5:
(i)    the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;
(ii)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;
(iii)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;
(iv)    the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;
(v)    the fact that, as of the Registration Date or at any time after the Registration Date, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock (including a Transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order); or
(vi)    in connection with a merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, that has been approved by the Board, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board.
A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Stockholder, if, in either case, there occurs a Transfer on a cumulative basis, from and after the Registration Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Registration Date, holders of voting securities of any such entity or Parent of such entity.
(n)    “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

5.3.3    Status of Converted Stock. In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock pursuant to this Section 5, the shares of Class B Common Stock so converted shall be retired and shall not be reissued by the Corporation.
5.3.4    Reservation. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to this Restated Certificate. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.
5.4    Reclassifications. Without the affirmative vote or written consent of the holders of Class A Common Stock representing a majority of the voting power of the outstanding shares of Class A Common Stock, voting separately as a single class, and the affirmative vote or written consent of the holders of Class B Common Stock representing a majority of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class, neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be subdivided, combined, reclassified or otherwise changed unless the shares of the other class of Common Stock are concurrently subdivided, combined, reclassified or otherwise changed in the same proportion and in the same manner. For purposes of the preceding sentence, any reclassification or other change of Class A Common Stock or Class B Common Stock into (i) Voting Securities or (ii) Exchangeable Securities shall be deemed undertaken in the same proportion and in the same manner as shares of the other class of Common Stock if, and only if:
5.4.1    In the case of a reclassification or other change of Class A Common Stock or Class B Common Stock into Voting Securities, either (x) such reclassification or other change is identical with respect to each class of Common Stock and is approved by the affirmative vote or written consent of the holders of Class B Common Stock representing a majority of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class; or (y) (i) such Voting Securities are identical with respect to each class of Common Stock in all respects except as provided in subsections (ii), (iii) and (iv) of clause (y) of this Section 5.4.1; (ii) the voting rights of the Voting Security into which the Class A Common Stock has been reclassified or otherwise changed are substantially similar to those of the Class A Common Stock; (iii) the voting rights of the Voting Security into which the Class B Common Stock has been reclassified or otherwise changed are substantially similar to those of the Class B Common Stock; (iv) such Voting Security into which the Class B Common Stock has been reclassified or otherwise changed is convertible into the Voting Security into which the Class A Common Stock has been reclassified or otherwise changed upon terms and conditions that are substantially similar to the terms and conditions applicable to the conversion of Class B Common Stock into Class A Common Stock; and (v) the number of such Voting Securities into which the Class A Common Stock has been reclassified or otherwise changed is equal to the number of such Voting Securities into which the Class B Common Stock has been reclassified or otherwise changed; and

5.4.2    In the case of a reclassification or other change of Class A Common Stock or Class B Common Stock into Exchangeable Securities, either (x) such reclassification or other change is identical with respect to each class of Common Stock and approved by the affirmative vote or written consent of the holders of Class B Common Stock representing a majority of the voting power of the outstanding shares of Class B Common Stock; or (y) (i) such Exchangeable Securities are identical with respect to each class of Common Stock in all respects except as provided in subsections (ii), (iii) and (iv) of clause (y) of this Section 5.4.2; (ii) the voting rights of each Voting Security underlying the Exchangeable Security into which the Class A Common Stock has been reclassified or otherwise changed are substantially similar to those of the Class A Common Stock; (iii) the voting rights of each Voting Security underlying the Exchangeable Security into which the Class B Common Stock has been reclassified or otherwise changed are substantially similar to those of the Class B Common Stock; (iv) each Voting Security underlying the Exchangeable Security into which the Class B Common Stock has been reclassified or otherwise changed is convertible into each Voting Security underlying the Exchangeable Security into which the Class A Common Stock has been reclassified or otherwise changed upon terms and conditions that are substantially similar to the terms and conditions applicable to the conversion of Class B Common Stock into Class A Common Stock; and (v) the number of such Exchangeable Securities into which the Class A Common Stock has been reclassified or otherwise changed is equal to the number of such Exchangeable Securities into which the Class B Common Stock has been reclassified or otherwise changed.
5.5    Merger. The affirmative vote or written consent of the holders of Class A Common Stock representing a majority of the voting power of the outstanding shares of Class A Common Stock, voting separately as a single class, and the affirmative vote or written consent of the holders of Class B Common Stock representing a majority of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class, shall be required to approve any merger or consolidation of the Corporation (whether or not the Corporation is the surviving entity) requiring a vote of the Corporation’s stockholders under applicable law unless, upon the consummation of such merger or consolidation, holders of each class of Common Stock will receive (or be entitled to receive) the same per share consideration in the merger. Without limiting the circumstances in which the holders of each class of Common Stock may be deemed to have received equal per share consideration upon the consummation of a merger or consolidation of the Corporation (whether or not the Corporation is the surviving entity), for purposes of the preceding sentence, holders of each class of Common Stock will be deemed to have received the same per share consideration of (i) voting securities of the Corporation or any other entity (“Merger Voting Securities”) or (ii) securities convertible into, or exchangeable for, Merger Voting Securities (“Merger Exchangeable Securities”) if:
5.5.1    With respect to Merger Voting Securities, (i) the Merger Voting Securities to be received by holders of Class A Common Stock and Class B Common Stock are identical with respect to each class of Common Stock in all respects except as provided in subsections (ii), (iii) and (iv) of this Section 5.5.1; (ii) the voting rights of the Merger Voting Security to be received by the holders of Class A Common Stock are substantially similar to those of the Class A Common Stock; (iii) the voting rights of the Merger Voting Security to be received by the holders of Class B Common Stock are substantially similar to those of the Class B Common Stock; (iv) the Merger Voting Security to be received by the holders of Class B Common Stock is convertible into the Merger Voting Security to be received by the holders of Class A Common Stock upon terms and conditions that are substantially similar to the terms and conditions applicable to the conversion of Class B Common Stock into Class A Common Stock; and (v) the number of Merger Voting Securities to be received for each share of Class A Common Stock is equal to the number of Merger Voting Securities to be received for each share of Class B Common Stock; and

5.5.2    With respect to Merger Exchangeable Securities, (i) the Merger Exchangeable Securities to be received by holders of Class A Common Stock and Class B Common Stock are identical with respect to each class of Common Stock in all respects except as provided in subsections (ii), (iii) and (iv) of this Section 5.5.2; (ii) the voting rights of each Merger Voting Security underlying the Merger Exchangeable Security to be received by the holders of Class A Common Stock are substantially similar to those of the Class A Common Stock; (iii) the voting rights of each Merger Voting Security underlying the Merger Exchangeable Security to be received by the holders of Class B Common Stock are substantially similar to those of the Class B Common Stock; (iv) each Merger Voting Security underlying the Merger Exchangeable Security to be received by the holders of Class B Common Stock is convertible to each Merger Voting Security underlying the Merger Exchangeable Security to be received by the holders of Class A Common Stock upon terms and conditions that are substantially similar to the terms and conditions applicable to the conversion of Class B Common Stock into Class A Common Stock; and (v) the number of Merger Exchangeable Securities to be received for each share of Class A Common Stock is equal to the number of Merger Exchangeable Securities to be received for each share of Class B Common Stock.
5.6    Determinations of “Substantially Similar” and “Same Per Share Consideration”. For purposes of this Article IV, Part A, the Board shall have the sole power and authority to make all determinations regarding whether or not a characteristic of a security is “substantially similar” to that of another security and, for purposes of Section 5.5 of this Article IV Part A, the Board shall have the sole power and authority to make all determinations regarding whether or not holders Class A Common Stock and Class B Common Stock will be entitled to receive the same per share consideration. All such determinations made by the Board shall be final, conclusive and binding.
5.7    Equal Status. Except as expressly set forth in Article IV Part A, the Class A Common Stock and Class B Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to one another.
5.8    Amendments and Changes. In addition to any vote required by applicable law or the other provisions of this Restated Certificate, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the voting power of the outstanding shares of Common Stock (voting together as a single class) amend, alter, repeal or waive Article IV Part A and Article IV Part B Section 3.2(d) of this Restated Certificate in a manner that adversely affects the rights of the holders of the Class A Common Stock or Class B Common Stock.
B.    PREFERRED STOCK
The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the Preferred Stock. Unless otherwise indicated, references to “Sections” in this Part B of this Article IV refer to sections of this Part B.
1.    Dividends.
1.1    Non-Cumulative Preferred Stock Dividend Preference. The Corporation shall not pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) in any calendar year unless, in addition to obtaining any consents required elsewhere in this Restated Certificate, the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, out of funds legally available therefor, a dividend on each outstanding share of Preferred Stock in an amount equal to 8% of the Original Issue Price (as defined below) per share of such series of Preferred Stock, rounded to the nearest one-hundredth of a cent. The foregoing dividends shall not be cumulative and shall be paid only when, as and if declared by the Board. The “Original Issue Price” (i) for the Series Safe A1 Preferred Stock shall mean $0.1856 per share, (ii) for the Series Safe A2 Preferred Stock, shall mean $0.224975 per share, (iii) for the Series Safe A3 Preferred Stock, shall mean $0.281225 per share, (iv) for the Series A Preferred Stock, shall mean $0.3631 per share, (v) for the Series B Preferred Stock, shall mean $0.947475 per share, (vi) for the Series C Preferred Stock, shall mean $1.79125 per share, (vii) for the Series D Preferred Stock, shall mean $8.7599 per share and (viii) for the Series E Preferred Stock, shall mean $18.6294, in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such series of Preferred Stock.
1.2    Participation. If, after dividends in the full preferential amount specified in Section 1.1 for the Preferred Stock have been paid or set apart for payment in any calendar year of the Corporation, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders. For this purpose, each holder of shares of Preferred Stock is to be treated as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Sections 4 and 5.
1.3    Non-Cash Dividends. Whenever a dividend provided for in this Section 1 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.
2.    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
2.1    Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, the holders of shares of each series of Preferred Stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the greater of (a) the Original Issue Price for such series of Preferred Stock, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of such series of Preferred Stock been converted into Common Stock pursuant to Sections 4 and 5 immediately prior to such liquidation, dissolution, winding up of the Corporation or Deemed Liquidation Event (such greater amount with respect to shares of a series of Preferred Stock, as applicable, the “Liquidation Preference”). If upon any such liquidation, dissolution, winding up of the Corporation or Deemed Liquidation Event, the funds and assets available for distribution to the stockholders of the Corporation shall be insufficient to pay the holders of shares of Preferred Stock the full amounts to which they are entitled under this Section 2.1, the holders of shares of Preferred Stock shall share ratably, on an equal priority, pari passu basis, in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable pursuant to this Section 2.1 in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Notwithstanding Section 2.3.1 or any waiver of the treatment of any event as a Deemed Liquidation Event in accordance with Section 2.3.1 by the holders of a majority of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis), the provisions of this Section 2.1 and Section 2.3.2 will (a) continue to be applicable to the Series C Preferred Stock and the holders of Series C Preferred Stock shall be entitled to receive the Series C Liquidation Preference in connection with such Deemed Liquidation Event unless the holders of a majority of the outstanding shares of Series C Preferred Stock (voting as a separate class) elect otherwise by vote or written consent, (b) continue to be applicable to the Series D Preferred Stock and the holders of

Series D Preferred Stock shall be entitled to receive the Series D Liquidation Preference in connection with such Deemed Liquidation Event unless the holders of a majority of the outstanding shares of Series D Preferred Stock (voting as a separate class) elect otherwise by vote or written consent and (c) continue to be applicable to the Series E Preferred Stock and the holders of Series E Preferred Stock shall be entitled to receive the Series E Liquidation Preference in connection with such Deemed Liquidation Event unless the holders of a majority of the outstanding shares of Series E Preferred Stock (voting as a separate class) elect otherwise by vote or written consent .
2.2    Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution, winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock as provided in Section 2.1, the remaining funds and assets available for distribution to the stockholders of the Corporation shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.
2.3    Deemed Liquidation Events.
2.3.1    Definition. Subject to Section 2.3.4, each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis) elect otherwise by written notice sent to the Corporation at least five days prior to the effective date of any such event:
(a)    a merger or consolidation (each such merger or consolidation described in the following clauses (i) and (ii), a “Combination”) in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such Combination, except any such Combination involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such Combination continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such Combination, a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such Combination, the parent of such surviving or resulting party; provided that, for the purpose of this Section 2.3.1, all shares of Common Stock issuable upon exercise of any Options (as defined in Section 5.6.1) outstanding immediately prior to such Combination or upon conversion of any Convertible Securities (as defined in Section 5.6.1) outstanding immediately prior to such Combination, in each case, assuming net exercise or conversion of such Options or Convertible Securities, shall be deemed to be outstanding immediately prior to such Combination and, if applicable, deemed to be converted or exchanged in such Combination, on such net exercise basis, on the same terms as the actual outstanding shares of Common Stock are converted or exchanged; or
(b)    the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary or subsidiaries of the Corporation, of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, (or, if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by one or more subsidiaries, the sale or disposition (whether by consolidation, merger, conversion or otherwise) of such subsidiaries of the Corporation), except where such sale, lease, transfer, exclusive license or other disposition is made to the Corporation or one or more wholly owned subsidiaries of the Corporation (an “Asset Disposition”).

2.3.2    Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to Section 2.3.1(a), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the definitive agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2.3.2, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.
2.3.3    Amount Deemed Paid or Distributed. The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any such Combination or Asset Distribution shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. If the amount deemed paid or distributed under this Section 2.3.3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, rights or securities as determined in good faith by the Board; provided, however, that the following shall apply. For securities not subject to investment letters or other similar restrictions on free marketability:
(a)    if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-day period ending three days prior to the closing of such transaction;
(b)    if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or
(c)    if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.
The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.
The foregoing methods for valuing non-cash consideration to be distributed in connection with a Combination or Asset Disposition shall, with the appropriate approval of the definitive agreements governing such Combination or Asset Disposition by the requisite stockholders under the General Corporation Law, Section 3.3, and the requisite stockholders required to waive treatment of a Combination or Asset Disposition as a Deemed Liquidation Event in accordance with Section 2.3.1, be superseded by the determination of such value set forth in the definitive agreements governing such Combination or Asset Disposition.
2.3.4    Limitation of Waiver of a Deemed Liquidation Event. In the event that the holders of a majority of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis) elect to waive treatment of an event specified in Section 2.3.1 as a Deemed

Liquidation Event in accordance with Section 2.3.1, and (i) the amount per share to be received by the holders of Series C Preferred Stock would be less than the amount per share that the holders of Series C Preferred Stock would receive if such event would otherwise treated as a Deemed Liquidation Event, then the consent of holders of a majority of the outstanding shares of Series C Preferred Stock (voting as a separate class), voting separately, by written notice sent to the Corporation at least five days prior to the effective date of any such event, shall also be required for any waiver of the treatment of such event as a Deemed Liquidation Event and, unless such consent is obtained, no waiver pursuant to Section 2.3.1 by holders of a majority of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis) shall be effective, (ii) the amount per share to be received by the holders of Series D Preferred Stock would be less than the amount per share that the holders of Series D Preferred Stock would receive if such event would otherwise treated as a Deemed Liquidation Event, then the consent of holders of a majority of the outstanding shares of Series D Preferred Stock (voting as a separate class), voting separately, by written notice sent to the Corporation at least five days prior to the effective date of any such event, shall also be required for any waiver of the treatment of such event as a Deemed Liquidation Event and, unless such consent is obtained, no waiver pursuant to Section 2.3.1 by holders of a majority of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis) shall be effective and (iii) the amount per share to be received by the holders of Series E Preferred Stock would be less than the amount per share that the holders of Series E Preferred Stock would receive if such event would otherwise treated as a Deemed Liquidation Event, then the consent of holders of a majority of the outstanding shares of Series E Preferred Stock (voting as a separate class), voting separately, by written notice sent to the Corporation at least five days prior to the effective date of any such event, shall also be required for any waiver of the treatment of such event as a Deemed Liquidation Event and, unless such consent is obtained, no waiver pursuant to Section 2.3.1 by holders of a majority of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis) shall be effective.
3.    Voting.
3.1    General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to ten votes for each whole share of Class B Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Fractional votes shall not be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Except as provided by law or by the other provisions of this Restated Certificate, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class on an as converted basis, shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws.
3.2    Election of Directors. (a) For so long as at least 25% of the initially issued shares of Series A Preferred Stock (as adjusted for stock splits, stock dividends, recapitalizations and similar transactions) remain outstanding, the holders of record of the shares of Series A Preferred Stock, together as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series A Preferred Director”). (b) For so long as at least 25% of the initially issued shares of Series B Preferred Stock (as adjusted for stock splits, stock dividends, recapitalizations and similar transactions) remain outstanding, the holders of record of the shares of Series B Preferred Stock, together as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series B Preferred Director”). (c) For so long as at least 25% of the initially issued shares of Series D Preferred Stock (as adjusted for stock splits, stock dividends, recapitalizations and similar transactions) remain outstanding, the holders of record of the shares of Series D Preferred Stock, together as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series D Preferred Director”, and together with the Series A Preferred Director and the Series B Preferred Director, the “Preferred Directors”). (d) The holders of record of the shares of Common Stock, exclusively and voting together as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Common Directors”). (e) The holders of record of the shares of Common Stock and of every other class or series of voting stock (including the Preferred Stock), voting together as a single class on an as-converted basis, shall be entitled to elect any remaining directors of the Corporation (the “Independent Director(s)”). (f) Any director elected as provided in the preceding sentences may be removed without cause by, and only by, the affirmative vote or written consent of the holders of the shares of the class, classes, or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class, classes, or series entitled to elect such director (the “Specified Stock”) shall constitute a quorum for the purpose of electing such director. If there is any vacancy in the office of any director elected or to be elected by the holders of the outstanding shares of a Specified Stock, such vacancy may be filled (either contingently or otherwise) by the holders of the outstanding shares of such Specified Stock pursuant to this Section 3.2.
3.3    Preferred Stock Protective Provisions.
3.3.1    For so long as any shares of Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the holders of a majority of the then outstanding shares of Preferred Stock, consenting or voting together as a single class on an as-converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)    alter or change the rights, powers or preferences of the Preferred Stock (or any series thereof) set forth in this Restated Certificate or the Bylaws;
(b)    increase or decrease the authorized number of shares of Preferred Stock (or any series thereof) or Common Stock;
(c)    authorize or create (by reclassification, alteration, amendment or otherwise) any new class or series of capital stock having rights, powers or preferences, as then in effect, that are senior to or on a parity with any series of Preferred Stock or authorize or create (by reclassification or otherwise) any security convertible into or exercisable for any such new class or series of capital stock;
(d)    redeem or repurchase any shares of Common Stock or Preferred Stock, other than (i) pursuant to an agreement approved by the Board with an employee, consultant, director or other service provider to the Corporation or any of its wholly owned subsidiaries (collectively, “Service Providers”) giving the Corporation the right to repurchase shares at no more than the original cost thereof upon the occurrence of a certain event set forth therein such as termination of services; (ii) an exercise of a right of first refusal in favor of the Corporation pursuant to an agreement with any Service Provider, which exercise has been approved by the Board, including at least one (1) Preferred Director; or (iii) pursuant to Article IX of this Restated Certificate;

(e)    declare or pay any dividend or otherwise make a distribution to holders of Preferred Stock or Common Stock;
(f)    liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event, or consent, agree or commit to any of the foregoing without conditioning such consent, agreement or commitment upon obtaining the approval required by this Section 3.3;
(g)    increase or decrease the authorized number of directors constituting the Board;
(h)    amend, alter, restate, or repeal any provision of this Restated Certificate or the Bylaws;
(i)    create, issue or incur, or authorize the creation, issuance or incurrence of, any indebtedness for money borrowed or debt security, or permit any subsidiary to take any such action with respect to any indebtedness for money borrowed or debt security, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money would exceed $1,000,000;
(j)    engage in any transaction with any affiliate (as defined in the Securities Act), other than on an arm’s-length basis and as approved by the Board, including the approval of at least one (1) Preferred Director;
(k)    (i) increase the number of shares of Common Stock reserved for grant under any employee equity incentive plan, including an increase of the number of shares of Common Stock reserved for grant under the Corporation’s incentive stock option plan to more than the number of shares reserved as of the Original Issue Date; or (ii) create any new employee equity incentive or similar plan;
(l)    acquire any assets, business or entity in a transaction or series of related transactions with a value in excess of $1,000,000, other than on an arm’s-length basis and as approved by the Board, including the approval of at least one (1) Preferred Director;
(m)    invest in, or hold equity securities of, other entities, including any subsidiary, other than a direct or indirect wholly-owned subsidiary of the Corporation;
(n)    permit any subsidiary of the Corporation to sell or issue any stock or equity securities of such subsidiary to any party other than the Corporation (or another wholly-owned subsidiary of the Corporation) or permit any subsidiary to take any action that results in the transfer, sale, lease, exclusive license or other disposition of material assets of the Corporation or such subsidiary to any person other than the Corporation or a wholly-owned subsidiary of the Corporation (excluding customer contracts, the sale of inventory or the sale of the Corporation’s products in the ordinary course of business);
(o)    issue or transfer any equity securities, warrants or other rights to purchase equity securities of any subsidiary of the Corporation to any party other than the Corporation or a direct or indirect wholly-owned subsidiary of the Corporation;
(p)    enter into any agreement or undertaking to do any of the foregoing; or
(q)    amend this Section 3.3.

3.3.2    For so long as any shares of Series E Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the holders of a majority of the then outstanding shares of Series E Preferred Stock, consenting or voting together as a single class on an as-converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)    increase or decrease the authorized shares of Series E Preferred Stock; or
(b)    amend the Corporation’s Restated Certificate so as to alter or change the rights, powers or preferences of the Series E Preferred Stock so as to affect the Series E Preferred Stock adversely it being understood that the authorization or issuance in and of itself of any new class or series of capital stock having rights, powers or privileges senior to or on parity with any series of Preferred Stock shall not require any vote or consent under this Section 3.3.2.
(c)    amend or waive the price-based anti-dilution protection of the Series E Preferred Stock as set forth in Section 5.6.
3.3.3    For so long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the holders of a majority of the then outstanding shares of Series D Preferred Stock, consenting or voting together as a single class on an as-converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)    increase or decrease the authorized shares of Series D Preferred Stock; or
(b)    amend the Corporation’s Restated Certificate so as to alter or change the rights, powers or preferences of the Series D Preferred Stock so as to affect the Series D Preferred Stock adversely it being understood that the authorization or issuance in and of itself of any new class or series of capital stock having rights, powers or privileges senior to or on parity with any series of Preferred Stock shall not require any vote or consent under this Section 3.3.3.
(c)    amend or waive the price-based anti-dilution protection of the Series D Preferred Stock as set forth in Section 5.6.
3.3.4    For so long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the holders of a majority of the then outstanding shares of Series C Preferred Stock, consenting or voting together as a single class on an as-converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)    increase or decrease the authorized shares of Series C Preferred Stock; or

(b)    amend the Corporation’s Restated Certificate so as to alter or change the rights, powers or preferences of the Series C Preferred Stock so as to affect the Series C Preferred Stock adversely it being understood that the authorization or issuance in and of itself of any new class or series of capital stock having rights, powers or privileges senior to or on parity with any series of Preferred Stock shall not require any vote or consent under this Section 3.3.4.
(c)    amend or waive the price-based anti-dilution protection of the Series C Preferred Stock as set forth in Section 5.6.
3.3.5    For so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the holders of a majority of the then outstanding shares of Series B Preferred Stock, consenting or voting together as a single class on an as-converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)    increase or decrease the authorized shares of Series B Preferred Stock;
(b)    amend the Corporation’s Restated Certificate so as to alter the rights, powers or preferences of the Series B Preferred Stock so as to affect the Series B Preferred Stock adversely it being understood that the authorization or issuance in and of itself of any new class or series of capital stock having rights, powers or privileges senior to or on parity with any series of Preferred Stock shall not require any vote or consent under this Section 3.3.5; or
(c)    amend or waive the price-based anti-dilution protection of the Series B Preferred Stock as set forth in Section 5.6.
3.3.6    For so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the holders of a majority of the then outstanding shares of Series A Preferred Stock, consenting or voting together as a single class on an as-converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)    increase or decrease the authorized shares of Series A Preferred Stock;
(b)    amend the Corporation’s Restated Certificate so as to alter the rights, powers or preferences of the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely it being understood that the authorization or issuance in and of itself of any new class or series of capital stock having rights, powers or privileges senior to or on parity with any series of Preferred Stock shall not require any vote or consent under this Section 3.3.6; or
(c)    amend or waive the price-based anti-dilution protection of the Series A Preferred Stock as set forth in Section 5.6.

4.    Conversion Rights. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
4.1    Right to Convert.
4.1.1    Conversion Ratio. Each share of a series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the applicable Original Issue Price for such series of Preferred Stock by the Conversion Price (as defined below) for such series of Preferred Stock in effect at the time of conversion. The “Conversion Price” for each series of Preferred Stock shall initially be the applicable Original Issue Price for such series of Preferred Stock. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Class B Common Stock, shall be subject to adjustment as provided in Section 5.
4.1.2    Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Class B Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any Contingency Event. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class B Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice (or, if later, the date on which all Contingency Events have occurred) shall be the time of conversion (the “Conversion Time”), and the shares of Class B Common Stock issuable upon conversion of the shares represented by such certificate (or indicated for conversion) shall be deemed to be outstanding of record as of such time. The Corporation shall, as soon as practicable after the Conversion Time, (a) issue and deliver to such holder of Preferred Stock, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Class B Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Class B Common Stock, (b) pay in cash such amount as provided in Section 5.7.3 in lieu of any fraction of a share of Class B Common Stock otherwise issuable upon such conversion and (c) pay all declared but unpaid dividends on the shares of Preferred Stock converted.
4.1.3    Effect of Voluntary Conversion. All shares of Preferred Stock that shall have been surrendered for conversion as herein provided shall as of the Conversion Time no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class B Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 5.7.3 and to receive payment of any dividends declared but unpaid thereon. Notwithstanding the above, shares of Preferred Stock surrendered for conversion that remain subject to the occurrence of a Contingency Event shall be deemed to be outstanding until the Contingency Event has occurred. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued.
4.2    Mandatory Conversion.
4.2.1    Automatic Conversion. Upon (a) with respect to all shares of Preferred Stock, immediately prior to (X) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) resulting in at least $100,000,000 of net proceeds to the Corporation, as approved by the Board (the “IPO”) or (Y) the Corporation’s initial listing of its Common Stock on a national securities exchange by means of a registration statement on Form S-1 filed by the Corporation with the Securities and Exchange Commission that registers shares of existing capital stock of the Corporation for resale, as approved by the Board (a “Direct Listing”), in either case of (X) or (Y), without any minimum valuation or price per share requirement, (b) with respect to shares of Preferred Stock (other than shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock), the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the outstanding shares of all series of Preferred Stock (excluding only the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock) at the time of such vote or consent, voting together as a single class on an as converted basis, (c) with respect to shares of Series C Preferred Stock, the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the outstanding shares of Series C Preferred Stock at the time of such vote or consent, voting as a separate class, (d) with respect to shares of Series D Preferred Stock, the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the outstanding shares of Series D Preferred Stock at the time of such vote or consent, voting as a separate class or (e) with respect to shares of Series E Preferred Stock, the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the outstanding shares of Series E Preferred Stock at the time of such vote or consent, voting as a separate class (the time of such closing or the date and time specified or the time of the event specified in such applicable vote or written consent is referred to herein as the “Mandatory Conversion Time”), the applicable shares of Preferred Stock to be converted at such Mandatory Conversion Time shall automatically be converted into shares of Class B Common Stock, at the applicable ratio described in Section 4.1.1 as the same may be adjusted from time to time in accordance with Section 5 and (ii) such shares may not be reissued by the Corporation. In addition, all outstanding shares of a particular series of Preferred Stock (and only such series) shall be converted into shares of Class B Common Stock, at the applicable ratio described in Section 4.1.1 as the same may be adjusted from time to time in accordance with Section 5, upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the outstanding shares of such series of Preferred Stock at the time of such vote or consent, voting as a separate class.
4.2.2    Mandatory Conversion Procedural Requirements.
(a)    All holders of record of shares of all or any series of Preferred Stock, as applicable, to be converted shall be sent written notice by the Corporation of the applicable Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of the applicable series Preferred Stock to be converted pursuant to Sections 4.2.1 and 9. Unless otherwise provided in this Restated Certificate, such notice need not be sent in advance of the occurrence of the applicable Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of any series of Preferred Stock to be converted upon the applicable Mandatory Conversion Time shall surrender such holder’s certificate or certificates for all such shares of the applicable series of Preferred Stock to be converted (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Class B Common Stock to which such holder is entitled pursuant to this Section 4.2.
(b)    If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by such holder’s attorney duly authorized in writing. All rights with respect to the applicable Preferred Stock converted pursuant to this Section 4.2, including the rights, if any, to receive notices and vote (other than as a holder of Class B Common Stock), will terminate at the applicable Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 4.2.2(b). As soon as practicable after the applicable Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock so converted upon such Mandatory Conversion Time, the Corporation shall issue and deliver to such holder, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Class B Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 5.7.3 in lieu of any fraction of a share of Class B Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock (and the applicable series thereof) accordingly.
5.    Adjustments to Conversion Price.
5.1    Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date (as defined below) effect a subdivision of the outstanding Class B Common Stock, the Conversion Price for each series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Class B Common Stock issuable on conversion of each share of each such series of Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Class B Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Class B Common Stock, the Conversion Price for each series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Class B Common Stock issuable on conversion of each share of each such series of Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Class B Common Stock outstanding. Any adjustment under this Section 5.1 shall become effective at the close of business on the date the subdivision or combination becomes effective.
5.2    Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price for each series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:
(a)    the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(b)    the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Section 5.2 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of each such series of Preferred Stock had been converted into Class B Common Stock on the date of such event.
5.3    Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock), then and in each such event the holders of each such series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of each such series of Preferred Stock had been converted into Common Stock on the date of such event.
5.4    Adjustment for Reclassification, Exchange and Substitution. If, at any time or from time to time after the Original Issue Date, the Class B Common Stock issuable upon the conversion of each such series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 5.1, 5.2, 5.3 or 5.5 or by Section 2.3 regarding a Deemed Liquidation Event), then in any such event each holder of each such series of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Class B Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.
5.5    Adjustment for Merger or Consolidation. Subject to the provisions of Section 2.3, if there shall occur any consolidation or merger involving the Corporation in which the Class B Common Stock (but not a series of Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 5.1, 5.2, 5.3 or 5.4), then, following any such consolidation or merger, provision shall be made that each share of each such series of Preferred Stock shall thereafter be convertible in lieu of the Class B Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Class B Common Stock issuable upon conversion of one share of each such series of Preferred

Stock immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in Section 4 and this Section 5 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in Section 4 and this Section 5 shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of each such series of Preferred Stock.
5.6    Adjustments to Conversion Price for Diluting Issuances.
5.6.1    Special Definitions. For purposes of this Article IV, the following definitions shall apply:
(a)    “Option” shall mean any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities from the Corporation.
(b)    “Original Issue Date” shall mean the date on which the first share of Series E Preferred Stock was issued.
(c)    “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities issued by the Corporation that are directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
(d)    “Fully Diluted Securities” means the sum of (i) all outstanding shares of Common Stock and Preferred Stock, (ii) all outstanding options, warrants or other securities exercisable for or convertible into Common Stock or Preferred Stock and (iii) all shares of stock, options or any rights to purchase stock that remain unissued but reserved for issuance under any and all Plans, in each case on an as-converted to Common Stock basis.
(e)    “Plan” means any plan, agreement or other arrangement pursuant to which stock, options or other rights to purchase stock may be issued or issuable for equity compensation purposes to directors, officers, employees, advisors, consultants or other service providers to the Corporation or its subsidiaries.
(f)    “Additional Shares of Common Stock” with respect to a series of Preferred Stock shall mean all shares of Common Stock issued (or, pursuant to Section 5.6.2, deemed to be issued) by the Corporation after the Original Issue Date, other than the following shares of Common Stock and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively as to all such shares and shares deemed issued, “Exempted Securities”):
(i)    shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on such series of Preferred Stock;
(ii)    shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on or subdivision of shares of Common Stock that is covered by Sections 5.1, 5.2, 5.3, 5.4 or 5.5;
(iii)    shares of Common Stock or Options to acquire shares of Common Stock, including but not limited to stock appreciation rights payable in shares of Common Stock or in Options or Convertible Securities, issued to Service Providers pursuant to a plan, agreement or arrangement approved by the Board; provided that any such plan, agreement or arrangement approved by the Board after the Original Issue Date shall include the approval of at least one (1) Preferred Director;

(iv)    shares of Common Stock or Convertible Securities actually issued upon the exercise of Options, or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case outstanding as of the Original Issue Date and provided that such issuance is pursuant to the terms of such Option or Convertible Security (provided, however, that such Option or Convertible Security shall not be deemed an Exempted Security pursuant to this clause (iv));
(v)    shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board, including at least one (1) Preferred Director;
(vi)    shares of Common Stock, Options or Convertible Securities issued pursuant to a bona fide acquisition of another entity by the Corporation by merger or consolidation with, purchase of substantially all of the assets of, or purchase of more than fifty percent of the outstanding equity securities of, the other entity, and which is approved by the Board, including at least one (1) Preferred Director;
(vii)    shares of Common Stock, Options or Convertible Securities issued not for financing purposes in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships which is approved by the Board, including at least one (1) Preferred Director;
(viii)    shares of Common Stock, Options or Convertible Securities issued or issuable as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Sections 5.6.3; or
(ix)    shares of Common Stock issued in an offering to the public pursuant to a registration statement filed under the Securities Act with, and declared effective by, the Securities and Exchange Commission, in connection with which all outstanding shares of Preferred Stock are converted to Common Stock.
5.6.2    Deemed Issue of Additional Shares of Common Stock.
(a)    If the Corporation at any time or from time to time after the date of the filing of this Restated Certificate shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability (including the passage of time) but without regard to any provision contained therein for a subsequent adjustment of such number including by way of anti-dilution adjustment) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
(b)    If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.6.3, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (ii) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of such series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 5.6.2(b) shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount which exceeds the lower of (1) the Conversion Price for such series of Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (2) the Conversion Price for such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.
(c)    If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.6.3 (either because the consideration per share (determined pursuant to Section 5.6.4) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price of such series of Preferred Stock then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (ii) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 5.6.2(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
(d)    Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.6.3, the Conversion Price of such series of Preferred Stock shall be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.
(e)    If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of a series of Preferred Stock provided for in this Section 5.6.2 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Sections 5.6.2(b) and 5.6.2(c)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to such Conversion Price that would result under the terms of this Section 5.6.2 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Conversion Price that such issuance or amendment took place at the time such calculation can first be made.
5.6.3    Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.6.2), without consideration or for a consideration per share less than the Conversion Price for any series of Preferred Stock in effect immediately prior to such issue, then and in each case, such Conversion Price then in effect shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-thousandth of a cent) determined in accordance with the following formula:
CP2 = CP1 * (A + B) ÷ (A + C).
For purposes of the foregoing formula, the following definitions shall apply:
“CP2” shall mean the applicable Conversion Price in effect immediately after such issue or deemed issue of Additional Shares of Common Stock;
“CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue or deemed issue of Additional Shares of Common Stock;
“A” shall mean the Fully Diluted Securities of the Corporation as of immediately before the issue or deemed issue of Additional Shares of Common Stock;
“B” shall mean the number of shares of Common Stock that would have been issued or deemed issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and
“C” shall mean the number of such Additional Shares of Common Stock actually issued or deemed issued in such transaction.
5.6.4    Determination of Consideration. For purposes of this Section 5.6, the consideration received by the Corporation for the issue or deemed issue of any Additional Shares of Common Stock shall be computed as follows:
(a)    Cash and Property: Such consideration shall:
(i)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;
(ii)    insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and
(iii)    in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.
(b)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.6.2, relating to Options and Convertible Securities, shall be determined by dividing:
(i)    the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration and for the sake of clarity and avoiding duplication, cancellation of indebtedness not otherwise already cancelled as consideration for such issuance) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
(ii)    the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.
5.6.5    Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.6.3, then, upon the final such issuance, the Conversion Price of such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period that are a part of such transaction or series of related transaction).
5.6.6    Waiver of Anti-Dilution Protection. Subject to the provisions of Section 3.3, any provision of this Section 5.6 and any adjustments made or required to be made to the Conversion Price of any series of Preferred Stock may be waived on behalf of all shares of such series of Preferred Stock by, and only by, the vote or written consent of the holders of a majority of the then-outstanding shares of such series of Preferred Stock, voting as a separate class.
5.7    General Conversion Provisions.
5.7.1    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of any series of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Price of such series of Preferred Stock then in effect and (b) the number of shares of Class B Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.
5.7.2    Reservation of Shares. The Corporation shall at all times while any share of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate. Before taking any action that would cause an adjustment reducing the Conversion Price of a series of Preferred Stock below the then par value of the shares of Class B Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class B Common Stock at such adjusted Conversion Price.
5.7.3    Fractional Shares. No fractional shares of Class B Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Class B Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Class B Common Stock and the aggregate number of shares of Class B Common Stock issuable upon such conversion.
5.7.4    No Further Adjustment after Conversion. Upon any conversion of shares of Preferred Stock into Class B Common Stock, no adjustment to the Conversion Price of the applicable series of Preferred Stock shall be made with respect to the converted shares for any declared but unpaid dividends on such series of Preferred Stock or on the Class B Common Stock delivered upon conversion.
5.7.5    Termination of Conversion Rights. Subject to Section 4.1.2 in the case of a Contingency Event (as defined therein), in the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the first payment of any funds and assets distributable on such event to the holders of Preferred Stock.
6.    No Reissuance of Redeemed or Otherwise Acquired Preferred Stock. Except with respect to the Series D Preferred Stock and Series E Preferred Stock, and only as authorized by the holders of a majority of the shares of Preferred Stock then outstanding (voting together as a single class on an as-converted basis), any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights, powers and preferences granted to the holders of Preferred Stock following redemption or other acquisition by the Corporation or any of its subsidiaries.
7.    Waiver. Except as otherwise set forth herein, any of the rights, powers, preferences and other terms of the Preferred Stock as a class that are set forth herein may be waived on behalf of all holders of the Preferred Stock as a class by the affirmative written consent or vote of the holders of a majority of the shares of Preferred Stock as a class that are then outstanding, treating any convertible Preferred Stock as-if converted to Class B Common Stock.
8.    Notice of Record Date. In the event:
(a)    the Corporation shall set a record of the holders of its Class B Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or
(b)    of any capital reorganization of the Corporation, any reclassification of the Common Stock, or any Deemed Liquidation Event; or
(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or subscription right, and the amount and character of such dividend, distribution or subscription right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Class B Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Class B Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Class B Common Stock. Such notice shall be sent (A) at least 20 days prior to the earlier of the record date or effective date for the event specified in such notice or (B) such fewer number of days as may be approved the holders of a majority of the outstanding shares of Preferred Stock acting as a single class on an as-converted basis.
9.    Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation for such holder, given by the holder to the Corporation for the purpose of notice or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission. If no such address appears or is given, notice shall be deemed given at the place where the principal executive office of the Corporation is located.
10.    Redemption. Subject to Article IX of this Restated Certificate, the Preferred Stock is not redeemable at the option of the holder.
ARTICLE V:    PREEMPTIVE RIGHTS.
No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and any stockholder.

ARTICLE VI:    STOCK REPURCHASES.
To the extent one or more sections of any other state corporations code setting forth minimum requirements for the corporation’s retained earnings and/or net assets are applicable to the Corporation’s repurchase of shares of Common Stock, such code sections shall not apply, to the greatest extent permitted by applicable law, in whole or in part with respect to repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the right to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment. In the case of any such repurchases, distributions by the Corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms may be defined in such other state’s corporations code.
ARTICLE VII:    BYLAW PROVISIONS.
A.    AMENDMENT OF BYLAWS. Subject to any additional vote required by this Restated Certificate or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws.
B.    NUMBER OF DIRECTORS. Subject to any additional vote required by this Restated Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws.
C.    BALLOT. Elections of directors need not be by written ballot unless the Bylaws shall so provide.
D.    MEETINGS AND BOOKS. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.
ARTICLE VIII:    DIRECTOR LIABILITY.
A.    LIMITATION. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
B.    INDEMNIFICATION. The following indemnification provisions shall apply to the persons enumerated below.
1.    Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Part B, Section 3 of this Article VIII, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.
2.    Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under Part B of this Article VIII or otherwise.
3.    Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under Part B of this Article VIII is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
4.    Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.
5.    Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.
6.    Non-Exclusivity of Rights. The rights conferred on any person by Part B of this Article VIII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Restated Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
7.    Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.
8.    Insurance. The Board may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of Part B of this Article VIII; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of Part B of this Article VIII.
C.    MODIFICATION. Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.
ARTICLE IX:     REDEMPTION RIGHTS.
Notwithstanding anything to the contrary contained herein, at any time upon the written request of any holder of capital stock of the Corporation that is a BHC (as defined in the Fourth Amended and Restated Investors’ Rights Agreement, by and among the Corporation and certain stockholder of the Corporation, as amended from time to time), the Corporation will purchase all shares of capital stock held by such BHC for the aggregate consideration of $1.00.
ARTICLE X:    CORPORATE OPPORTUNITIES.
The Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and exclusively in such Covered Person’s capacity as a director of the Corporation.
* * * * * * * * * * *

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
GITLAB INC.
GitLab Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “General Corporation Law”), does hereby certify as follows:
FIRST:     The name of this corporation is GitLab Inc.
SECOND:     This corporation was originally incorporated pursuant to the General Corporation Law on September 10, 2014.
THIRD:    The following amendment to this corporation’s Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law, with the approval of such amendment by this corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the General Corporation Law:
The first paragraph of Article IV of this corporation’s Restated Certificate of Incorporation is amended and restated to read in its entirety as follows:
“The Corporation shall be authorized to issue three classes of capital stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 411,959,227, consisting of (a) 166,000,000 shares of Class A Common Stock, $0.0000025 par value per share (“Class A Common Stock”) (b) 166,000,000 shares of Class B Common Stock, $0.0000025 par value per share (“Class B Common Stock” and together with the Class A Common Stock, “Common Stock”), and (c) 79,959,227 shares of Preferred Stock, $0.0000025 par value per share (“Preferred Stock”), which shall be divided into series consisting of (i) 538,792 shares of “Series Safe A1 Preferred Stock,” (ii) 5,111,668 shares of “Series Safe A2 Preferred Stock,” (iii) 1,600,128 shares of “Series Safe A3 Preferred Stock,” (iv) 12,393,248 shares of “Series A Preferred Stock,” (v) 21,108,712 shares of “Series B Preferred Stock,” (vi) 12,281,920 shares of “Series C Preferred Stock,” (vii) 12,511,908 shares of “Series D Preferred Stock,” and (viii) 14,412,851 shares of “Series E Preferred Stock.”
IN WITNESS WHEREOF, this corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by a duly authorized officer of this corporation on this ___ day of July, 2021.

By:	/s/ Sytse Sijbrandij
Sytse Sijbrandij, Chief Executive Officer